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NEWS RELEASE

                          LOUIS DREYFUS NATURAL GAS AND
                      AMERICAN EXPLORATION COMPANY TO MERGE

      Houston, Texas and Oklahoma City, Oklahoma, June 24, 1997 -- Louis Dreyfus Natural Gas Corp. (NYSE: LD) and American Exploration Company (ASE: AX) today signed a definitive agreement to merge.

      Under the merger agreement, holders of American Exploration Company common stock will receive .72 shares of Louis Dreyfus Natural Gas common stock and $3.00 cash for each share of American Exploration Company common stock. Holders of American's $20 million convertible preferred stock will receive Louis Dreyfus Natural Gas preferred shares. These shares would be convertible thereafter at the option of the holders, unless redeemed, into a total of 960,000 shares of Louis Dreyfus Natural Gas common plus $4 million cash.

      The merger will create an independent exploration and production company which will rank among the largest independents. The combined companies will have a high quality, long-lived base of proved reserves, a large inventory of development drilling opportunities, significant exploration potential, talented exploration and production personnel, and the financial resources to maintain an aggressive exploration and


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development drilling program and pursue new opportunities.

      On a combined basis at year-end 1996, the companies had proved reserves totaling over 1 trillion cubic feet of natural gas and 33 million barrels of oil with a pre-tax present value (discounted at 10%) of $1.7 billion of future net revenues. As of December 31, 1996, the companies together held interests in 2.8 million gross undeveloped acres. On a combined basis, daily production during the first quarter of 1997 averaged approximately 249 million cubic feet of gas
(MMcf) and 9,100 barrels of oil, or 303 MMcfe per day. Based on these volumes the combined companies have a reserve life of approximately 11 years.

      Based on today's closing prices for each company's common and preferred stock, the combined company will have an enterprise value of approximately $1.1 billion with approximately $400 million in senior and subordinated debt. The companies together generated approximately $170 and $140 million in EBITDAX and cash flows, respectively, in 1996.

      The combined company will be well positioned to grow through development drilling and exploration with a 1997 budget of $180 million. At present, the companies together have approximately 400 proved development and over 1,000 potential development locations, the majority of which are in the Sawyer Canyon Field (West Texas) and the Anadarko Basin (Oklahoma). In 1996, Louis Dreyfus Natural Gas replaced 124 percent of production through the drill bit, principally through development drilling. Pro forma 1997 development spending is expected to total $105 million.

      The combined company will also have significant growth potential through exploration. American Exploration and Louis Dreyfus Natural Gas are currently partners in the Yoakum Gorge Wilcox project in South Texas where they hold an aggregate 85 percent working interest in approximately 60,000 gross acres. Approximately 50 exploratory wells are planned in 1997 in the Yoakum Gorge area, including several high potential tests to the Lower Wilcox formation.

      The combined companies will also hold interests in approximately 100,000 gross acres in the Cotton


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Valley Pinnacle Reef trend of East Texas where American Exploration is currently drilling its first reef prospect in the Bear Grass area with a working interest of 63%. In the Gulf of Mexico, the combined companies will hold interests in 50 exploration blocks totaling approximately 103,000 gross undeveloped acres, with a particularly strong position in the Texas State Waters area.

      Simon Rich, currently Chairman of Louis Dreyfus Natural Gas, will be Chairman of the combined company. Mark Andrews, currently Chairman and CEO of American Exploration, will become Vice Chairman of the combined company. Mark Monroe, currently President and CEO of Louis Dreyfus, will serve in the same capacities for the combined company.

      Commenting on the merger, Mark Monroe stated, "American Exploration has a solid base of producing properties which geographically complement our assets, a strong technical team with an onshore and offshore Gulf Coast exploration focus and an attractive inventory of high potential exploration projects. The addition of Louis Dreyfus' operating, exploitation and financial strengths will enhance the value of each of those elements. Additionally, the proposed transaction will significantly increase the trading liquidity in our stock, an important objective of our stock offering which was filed in February and tabled in April due to market conditions."

      Commenting for American Exploration Company, Mark Andrews said, "This merger represents a strategic move for American Exploration which will have several benefits for our shareholders. First, it gives American Exploration shareholders a significant stake in a large independent with high quality, long-lived reserves and production. Second, the merger balances American's high potential exploration program with a substantial inventory of lower-risk development drilling locations. Third, the merger creates an entity with the resources and scale to pursue growth opportunities and attract a broader range of investors."

      The combined company will be headquartered in Oklahoma City, Oklahoma. American Exploration's operations in Houston, Texas will become the Gulf Coast regional headquarters.


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      The merger is subject to Louis Dreyfus Natural Gas and American
Exploration shareholder approvals. Louis Dreyfus Natural Gas Holdings Corp., which owns approximately 72 percent of the common stock of Louis Dreyfus Natural Gas, has agreed to vote in favor of the merger. The merger was unanimously approved by the Boards of Directors of both companies and is expected to be completed in September.

      Salomon Brothers Inc has rendered its opinion to the Board of Directors of Louis Dreyfus Natural Gas that the consideration to be paid is fair to Louis Dreyfus Natural Gas Corp. from a financial point of view. Prudential Securities Incorporated has rendered its opinion to the Board of Directors of American Exploration Company that, from a financial point of view, the merger consideration to be paid to the shareholders of American Exploration is fair.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Companies expect, believe or anticipate will or may occur in the future, including drilling of wells, reserve estimates, future production of oil and gas, future cash flows and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Companies in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Companies. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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Contacts: Louis Dreyfus Natural Gas             American Exploration Company
          Kevin White                           Frank Murphy
          Executive Vice President-Corporate    Vice President-Corporate Finance
           Development and  Strategic Planning  (713) 756-6269
          (405) 749-5202

          Media Contact
          Troy McCombs
          Coltrin & Associates
          (212) 221-1616


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